Exhibit 10.2

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of _______, 2016 (this “Agreement”), is by and between WestRock Company, a Delaware corporation (“Provider”), and Ingevity Corporation, a Delaware corporation (“SpinCo”).

R E C I T A L S:

WHEREAS, the board of directors of Provider (the “Provider Board”) has determined that it is in the best interests of Provider and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Provider Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Provider Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Provider Shares on the Record Date of all the outstanding SpinCo Shares owned by Provider (the “Distribution”);

WHEREAS, to effectuate the Separation and the Distribution, Provider and SpinCo have entered into a Separation and Distribution Agreement, dated as of _______, 2016 (the “Separation and Distribution Agreement”); and

WHEREAS, to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which Provider shall provide Services to SpinCo for a transitional period.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.01.         Definitions.      For purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Additional Service” has the meaning set forth in Section 2.02(b).

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Charge” and “Charges” have the meaning set forth in Section 2.03.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean all Information that is either confidential or proprietary.

“Dispute” has the meaning set forth in Article VII of the Separation and Distribution Agreement.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Provider Board in its sole and absolute discretion.

“Effective Time” shall mean [●], New York City time, on the Distribution Date.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war (whether declared or not), acts of terror or sabotage, riots, insurrections, national or regional emergencies, fires, explosions, earthquakes, floods, unusually severe weather conditions, strikes, labor problems or unavailability of parts, technological disruptions, or, in the case of computer systems, any failure in electrical, telecommunications or air conditioning equipment or systems. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto, shall not be deemed an event of Force Majeure.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Interest Payment” has the meaning set forth in Section 4.02.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Level of Service” has the meaning set forth in Section 2.02(b).

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Minimum Service Period” shall mean the period commencing on the Distribution Date and ending thirty (30) days after the Distribution Date.

“Parties” shall mean the parties to this Agreement.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Provider” has the meaning set forth in the Preamble.

“Provider Board” has the meaning set forth in the Recitals.

“Provider Business” shall mean “Parent Business” as defined in the Separation and Distribution Agreement.

“Provider Indemnitees” has the meaning set forth in Section 7.03.

“Provider Shares” shall mean the common shares, $0.01 par value, of Provider.

“Record Date” shall mean the close of business on the date to be determined by the Provider Board as the record date for determining holders of Provider Shares entitled to receive SpinCo Shares pursuant to the Distribution.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Service Baseline Period” has the meaning set forth in Section 2.02(b).

“Service Period” means, with respect to any Service, the period commencing on the Distribution Date and ending on the earlier of (a) the date that a Party terminates the provision of such Service pursuant to Section 5.02 and (b) the date that is the two-year anniversary of the Distribution Date.

“Services” has the meaning set forth in Section 2.01.

“SpinCo” has the meaning set forth in the Preamble.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement. “SpinCo Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Provider and SpinCo or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by the Separation and Distribution Agreement.

“Taxing Authority” has the meaning set forth in the Tax Matters Agreement.

“Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 5.02(a)(i), the sum of (a) any and all costs, fees and expenses (other than any severance or retention costs) payable by Provider to a Third Party principally because of the early termination of such Service; provided, however, that Provider shall use commercially reasonable efforts to minimize any costs, fees or expenses payable to any Third Party in connection with such early termination of such Service; and (b) any additional severance and retention costs, if any, because of the early termination of such Service that Provider incurs to employees who had been retained primarily to provide such terminated Service (it being agreed that the costs set forth in this clause (b) shall only be the amount, if any, in excess of the severance and retention costs that Provider would have paid to such employees if the Service had been provided for the full period during which such Service would have been provided hereunder but for such early termination).

“Third Party” shall mean any Person other than the Parties or any of their Affiliates.

“Third-Party Claim” shall mean any Action commenced by any Third Party against any Party or any of its Affiliates.

“Transition Committee” has the meaning set forth in the Separation and Distribution Agreement.

Article II
SERVICES

Section 2.01.        Services.      Commencing as of the Effective Time, Provider agrees to provide, or to cause one or more of its Subsidiaries to provide, to SpinCo, or any Subsidiary of SpinCo, the applicable services (the “Services”) set forth on Schedule 1 hereto.

Section 2.02.        Performance of Services.

(a)          Nothing in this Agreement shall require Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or violate, conflict with, result in the loss of any benefit under, or increase the costs under any existing contract or agreement with a Third Party. If Provider is or becomes aware of any such potential violation, conflict, loss of benefit or increased cost on the part of Provider or any of its Affiliates, Provider shall use commercially reasonable efforts to promptly advise SpinCo of such potential violation, conflict, loss of benefit or increased cost, and Provider and SpinCo will mutually seek an alternative that addresses such potential violation, conflict, loss of benefit or increased cost. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third Party consents required under any existing contract or agreement with a Third Party to allow Provider to perform, or cause to be performed, all Services hereunder in accordance with the standards set forth in this Section 2.02. Unless otherwise agreed in writing by the Parties, all reasonable out-of-pocket costs and expenses (if any) incurred by Provider or any of its Subsidiaries in connection with obtaining any such Third Party consent that is required to allow Provider to perform or cause to be performed such Services shall be borne by SpinCo. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third Party consent, or the performance of such Service by Provider would constitute a violation of any applicable Law or violate, conflict with, result in the loss of any benefit under or increase the costs under any existing contract or agreement with a Third Party, then Provider shall determine and adopt, subject to SpinCo’s prior written approval, a commercially reasonable alternative to the affected Services; provided, however, that if no such commercially reasonable alternative is available, Provider shall have no obligation whatsoever to perform or cause to be performed such Service.

(b)          Provider shall perform or to cause to be performed such Service with substantially the same degree of care, skill and diligence with which Provider performed analogous services for Provider or its applicable functional group or Subsidiary (collectively referred to as the “Level of Service”) consistent with past practices during the six (6) months prior to the Effective Time (the “Service Baseline Period”), including without limitation with respect to the quality and timeliness of such Services; provided that the Level of Service shall not be deemed to be a guaranty of any particular result. If SpinCo requests that Provider perform or cause to be performed any Service that exceeds the Level of Service during the Service Baseline Period, then the Parties shall cooperate and act in good faith to determine whether Provider is willing to provide such requested higher Level of Service (and, if so, the terms therefor). Furthermore, SpinCo may request additional transition services to the extent such transition services reasonably relate to the transition of the SpinCo Business (each an “Additional Service”). If the Parties determine that Provider shall provide the requested higher Level of Service or the requested

Additional Service, then such higher Level of Service or Additional Service shall be documented in a written agreement signed by the Parties. Each amended section of Schedule 1 hereto, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such written agreement and the Level of Service increases or Additional Services set forth in such written agreement shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement. If there is a conflict between the immediate needs of Provider and those of SpinCo as to the use of or access to a particular Service, which conflict cannot reasonably be avoided, Provider shall have the right, in its sole discretion, to establish reasonable priorities, at particular times and under particular circumstances, as between Provider and SpinCo. In any such situation, Provider shall provide notice to SpinCo of any changes at the earliest practical opportunity.

(c)          (i) Neither Provider nor any of its Subsidiaries shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than SpinCo and its Subsidiaries, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.02 OR 7.04, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, THAT SPINCO ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(d)          Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.

(e)          Provider shall not be required to incur capital expenses or employ additional personnel in order to provide the Services (other than employing additional personnel in the future to replace exiting personnel providing the Services, if such replacement personnel are necessary in order for Provider to fulfill its obligations under this Agreement). Furthermore, Provider shall not be obligated to provide Services hereunder that are greater in nature and scope than the Services historically rendered by Provider in the operation of SpinCo’s business by Provider prior to the date hereof, except as may be specifically provided on the Schedules hereto or as otherwise agreed to in writing by Provider and SpinCo. Subject to the Level of Service, management of and control over the provision of the Services (including without limitation the determination or designation at any time of the employees or other resources of Provider to be used in connection with the Services) shall reside solely with Provider.

Section 2.03.        Charges for Services.      SpinCo shall pay Provider a fee (either one-time or recurring) for the Services (or category of Services, as applicable) (each fee constituting a “Charge” and, collectively, “Charges”), which Charges are based upon the cost of providing such

Services and are set forth on Schedule A hereto. Except to the extent provided otherwise in Schedule A, Provider shall be solely responsible for the payment of out-of-pocket costs and expenses incurred by Provider or any of its Subsidiaries in connection with providing the Services, including all compensation for Provider’s personnel assigned to perform Services under this Agreement, and shall be responsible for workers’ compensation insurance, unemployment insurance, severance and other termination costs, employment taxes and all other employer payment obligations relating to Provider’s personnel, except to the extent SpinCo is responsible for Termination Charges pursuant to Section 5.02(a)(i). During the term of this Agreement, the amount of a Charge for any Service may be modified to the extent of (a) any adjustments mutually agreed to by the Parties, (b) any adjustments due to a change in Level of Service or Additional Service requested by SpinCo and agreed upon by Provider, and (c) any adjustment in the rates or charges imposed by any Third Party provider that is providing Services. Together with any invoice for Charges, Provider shall provide SpinCo with reasonable documentation, including any additional documentation reasonably requested by SpinCo to the extent that such documentation is in Provider’s or its Subsidiaries’ possession or control, to support the calculation of such Charges.

Section 2.04.        Changes in the Performance of Services.      Subject to the performance standards for Services set forth in Sections 2.02(a) and 2.02(b), Provider may make changes from time to time in the manner of performing the Services if Provider is making similar changes in performing analogous services for itself and if, to the extent practicable, Provider furnishes to SpinCo reasonable prior written notice (in content and timing) of such changes. Except as otherwise provided in Section 2.03, no such change shall materially adversely affect the timeliness or quality of, or the Charges for, the applicable Service and Provider shall be solely responsible for any increase in costs and expenses required in order for SpinCo to continue to receive and utilize the applicable Services in the same manner as SpinCo was receiving and utilizing such Service prior to such change. Upon request, SpinCo shall provide Provider with reasonable documentation, including any additional documentation reasonably requested by Provider to the extent such documentation is in SpinCo’s or its Subsidiaries’ possession or control, to support the calculation of such increase in costs and expenses.

Section 2.05.        Transitional Nature of Services.      The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from Provider to SpinCo (or its designee). Accordingly, subject to Article V, Seller will use commercially reasonable efforts to as promptly as practicable following the date hereof make the transition of each Service to its own internal organization or to obtain alternative Service from Third Parties on or prior to the last day of the applicable Service Period.

Section 2.06.        Subcontracting.      Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement; provided, however, that (a) Provider shall use the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to Provider and (b) notwithstanding anything to the contrary in this Agreement but subject to Article VII, in no event shall Provider or any of its Affiliates be liable for any Liability related to, arising out of or connected with any Service provided by such Third Party. Subject to the confidentiality provisions set forth in Article VI, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) business days’ prior written notice from the other Party, any Information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by a Third Party, including any applicable invoices, agreements documenting the arrangements between such Third Party and Provider and other supporting documentation; provided, further, however, that each Party shall make no more than one such request during any calendar quarter.

Article III
OTHER ARRANGEMENTS

Section 3.01.        Access.

(a)          Each of Provider and SpinCo shall, and shall cause its Subsidiaries to, allow the other Party and its Subsidiaries and their respective Representatives reasonable access to the facilities of such Party and its Subsidiaries that is necessary for the Parties to fulfill their obligations under this Agreement.

(b)          In addition to the foregoing right of access, Provider shall, and shall cause its Subsidiaries to, afford SpinCo, its Subsidiaries and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of Provider and its Subsidiaries as reasonably necessary for SpinCo to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by Provider or its Subsidiaries, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of Provider or any of its Subsidiaries and (ii) in the event that Provider determines that providing such access could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids each of such harm and consequence. SpinCo agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of Provider or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of Provider or its Subsidiaries, conform to the policies and procedures of Provider and its Subsidiaries, as applicable, concerning health, safety and conduct, and computer hardware, software and data security, which are made known or provided to SpinCo from time to time.

Article IV
BILLING; TAXES

Section 4.01.        Procedure.      Charges for the Services shall be charged to and payable by SpinCo. Amounts payable pursuant to this Agreement shall be paid by wire transfer (or such other method of payment as may be agreed between the Parties from time to time) to Provider (as directed by Provider), on a monthly basis in the case of recurring fees, which amounts shall be due within thirty (30) days of SpinCo’s receipt of each such invoice, including reasonable documentation pursuant to Section 2.03. All amounts due and payable hereunder shall be invoiced and paid in U.S. dollars.

Section 4.02.        Late Payments.      Charges not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of the receipt of such bill, invoice or other demand) shall accrue interest at a rate of 12% per annum (or such lesser amount as shall be the maximum amount permitted by Law) (the “Interest Payment”).

Section 4.03.        Taxes.      Without limiting any provisions of this Agreement, SpinCo shall bear any and all Taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Charges, payable by it pursuant to this Agreement, including all sales, use, value-added, and similar Taxes, but excluding Taxes based on Provider’s net income and any excise taxes imposed under Section 4981 of the Code. Notwithstanding anything to the contrary in the previous sentence or elsewhere in this Agreement, SpinCo shall be entitled to withhold from any payments to Provider any such Taxes that SpinCo is required by applicable Law to withhold and shall pay such Taxes to the applicable Taxing Authority.

Section 4.04.        No Set-Off.      Except as mutually agreed to in writing by Provider and SpinCo, SpinCo shall not have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to Provider or any of its Subsidiaries arising out of this Agreement.

Article V
TERM AND TERMINATION

Section 5.01.        Term.      This Agreement shall commence at the Effective Time and shall terminate upon the earlier to occur of (a) the last date on which Provider is obligated to provide any Service Party in accordance with the terms of this Agreement; (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety; and (c) the date that is the [two-year]anniversary of the Distribution Date. Unless otherwise terminated pursuant to Section 5.02, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service. To the extent that Provider’s ability to provide a Service is dependent on the continuation of a specified Service, Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Service.

Section 5.02.        Early Termination.

(a)          Without prejudice to SpinCo’s rights with respect to Force Majeure, SpinCo may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof:

(i)          subsequent to the end of the Minimum Service Period, for any reason or no reason, upon the giving of at least sixty (60) days’ prior written notice to Provider (it being agreed that such notice may not be delivered prior to the end of the Minimum Service Period); provided, however, that any such termination (x) may only be effective as of the last day of a month and (y) shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 5.04; or

(ii)         if Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to be uncured for a period of at least thirty (30) days after receipt by Provider of written notice of such failure from SpinCo; provided, however, that any such termination may only be effective as of the last day of a month; and provided, further, that SpinCo shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Article VII of the Separation and Distribution Agreement) as to whether Provider has cured the applicable failure to so perform.

(b)          Provider may terminate this Agreement with respect to any individual Service, but not a portion thereof, at any time upon prior written notice to SpinCo if SpinCo has failed to perform any of its material obligations under this Agreement relating to such Service, including making payment of Charges for such Service when due, and such failure shall continue to be uncured for a period of at least thirty (30) days after receipt by SpinCo of a written notice of such failure from Provider; provided, however, that any such termination may only be effective as of the last day of a month; and provided, further, that Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Article VII of the Separation and Distribution Agreement) as to whether SpinCo has cured the applicable failure to so perform. Schedule 1 hereto shall be updated to reflect any terminated Service.

Section 5.03.        Interdependencies.      The Parties acknowledge and agree that (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that a Party is seeking to terminate pursuant to Section 5.02 and (ii) in the case of such termination, Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist (and, in the case of such termination that Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination), the Parties shall negotiate in good faith to amend Schedule 1 hereto with respect to such termination of such impacted Service, which amendment shall be consistent with the terms of comparable Services.

Section 5.04.        Effect of Termination.      Upon the termination of any Service pursuant to this Agreement, Provider shall have no further obligation to provide the terminated Service, and SpinCo shall have no obligation to pay any future Charges relating to such Service; provided, however, that SpinCo shall remain obligated to Provider for (a) the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service, and (b) any applicable Termination Charges (which, in the case of each of clauses (a) and (b), shall be payable only in the event that SpinCo terminates any Service pursuant to Section 5.02(a)(i)). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, this Article V, Article VII and Article IX, all confidentiality obligations under this Agreement and Liability for all due and unpaid Charges, and Termination Charges shall continue to survive indefinitely.

Section 5.05.        Information Transmission.      Provider, on behalf of itself and its Subsidiaries, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to SpinCo, in accordance with Section [•] of the Separation and Distribution Agreement, any Information received or computed by Provider for the benefit of SpinCo concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed to in writing by the Parties (a) Provider shall not have any obligation to provide, or cause to be provided, Information in any non-standard format, (b) Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section [•] of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information, and (c) Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section [•] of the Separation and Distribution Agreement.

Article VI
CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 6.01.        Provider and SpinCo Obligations.      Subject to Section 6.04, until the five (5)-year anniversary of the date of the termination of this Agreement in its entirety, each of Provider and SpinCo, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Provider’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information has been (a) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; or (c) independently developed or generated without reference to or use of the Confidential Information of the other Party or any of its Subsidiaries. If any Confidential Information of a Party or any of its Subsidiaries is disclosed to the other Party or any of its Subsidiaries in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.

Section 6.02.        No Release; Return or Destruction.      Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party addressed in Section 6.01 to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (whom shall be advised of their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 6.04, and (b) to use commercially reasonable efforts to maintain such Confidential Information in accordance with Section [•] of the Separation and Distribution Agreement. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation and Distribution Agreement, this Agreement or any other

Ancillary Agreements, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

Section 6.03.        Privacy and Data Protection Laws.      Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services under this Agreement.

Section 6.04.        Protective Arrangements.      In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such Information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process of such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed, in each case to the extent legally permitted.

Article VII
LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01.       Limitations on Liability.

(a)          SUBJECT TO the obligation to re-perform a Service pursuant TO SECTION 7.02, THE LIABILITIES OF PROVIDER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED (X) IF THE SERVICES WERE PERFORMED BY PROVIDER FOR ONE YEAR OR LESS, THE AGGREGATE CHARGES PAID TO PROVIDER BY SPINCO PURSUANT TO THIS AGREEMENT OR (Y) IF THE SERVICES WERE PERFORMED BY SUCH PROVIDER FOR MORE THAN ONE YEAR, THE AGGREGATE CHARGES PAID TO PROVIDER BY SPINCO PURSUANT TO THIS AGREEMENT DURING THE TWELVE (12)-MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITIES.

(b)          IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, DIMINUTION IN VALUE, DAMAGES BASED ON ANY TYPE OF MULTIPLE OR ANY INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECIAL, INCIDENTAL, CONSEQUENTIAL, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT (OTHER THAN ANY SUCH LIABILITY OWING TO A THIRD PARTY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(c)          Except for the obligation to re-perform a Service pursuant to Section 7.02 and as otherwise provided in Section 7.04, Provider shall not be liable for any Liabilities (including, without limitation, any Liabilities sustained by SpinCo in respect of a Third Party Claim) relating to, arising out of or resulting from the furnishing of or failure to furnish the Services, whether arising out of breach of warranty, strict liability, tort, contract or otherwise, other than any Liability OWING TO A THIRD PARTY with respect to a Third Party Claim resulting from Provider’s willful misconduct or fraud with respect to the furnishing of or failure to furnish the Services hereunder.

(d)          The limitations in Section 7.01(a) and Section 7.01(b) shall not apply in respect of any Liability arising out of or in connection with (i) either Party’s Liability for breaches of confidentiality under Article VI or (ii) willful misconduct or fraud of or by the Party to be charged.

Section 7.02.        Obligation to Re-Perform; Liabilities.     In the event of any breach of this Agreement by Provider with respect to the provision of any Services (with respect to which Provider can reasonably be expected to re-perform in a commercially reasonable manner), Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of SpinCo and at the sole cost and expense of Provider and (b) subject to the limitations set forth in Section 7.01, reimburse SpinCo and its Subsidiaries and Representatives for Liabilities attributable to such breach by Provider. Except as set forth in Section 7.04, the remedy set forth in this Section 7.02 shall be the sole and exclusive remedy of SpinCo for any such breach of this Agreement; provided, however, that the foregoing shall not prohibit SpinCo from exercising its right to terminate this Agreement in accordance with the provisions of Section 5.02(a)(ii). Any request for re-performance in accordance with this Section 7.02 by SpinCo must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than forty-five (45) days from the date on which such breach occurred.

Section 7.03.        SpinCo Indemnity.      SpinCo shall indemnify, defend and hold harmless Provider, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all Liabilities owing to Third Parties with respect to Third Party Claims relating to, arising out of or resulting from Provider’s furnishing or failing to furnish the Services provided for in this Agreement, other than such Liabilities that relate to, arise out of or result from the willful misconduct or fraud of any Provider Indemnitee with respect to the furnishing or failure to furnish the Services provided for in this Agreement. The indemnification obligations set forth herein are the exclusive indemnification obligations and the sole and exclusive remedy with respect to the matters addressed in this Section 7.03 and are in lieu of any other indemnification obligations of SpinCo (if any) under the Separation and Distribution Agreement or any other Ancillary Agreement with respect to the matters addressed herein.

Section 7.04.        Provider Indemnity.     Provider shall indemnify, defend and hold harmless SpinCo, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing, from and against any and all Liabilities owing to Third Parties with respect to Third Party Claims relating to, arising out of or resulting from the furnishing of or failure to furnish the Services provided for in this Agreement, but only to the extent that such Liabilities relate to, arise out of or result from Provider’s willful misconduct or fraud with respect to the furnishing or failure to furnish the Services provided for in this Agreement. The indemnification obligations set forth herein are the exclusive indemnification obligations and the sole and exclusive remedy with respect to the matters addressed in this Section 7.04 and are in lieu of any other indemnification obligations of Provider (if any) under the Separation and Distribution Agreement or any other Ancillary Agreement, or fraud.

Section 7.05.        Indemnification Procedures.      The procedures for indemnification set forth in Sections [•] of the Separation and Distribution Agreement shall govern claims for indemnification under this Agreement.

Article VIII
TRANSITION COMMITTEE

Section 8.01.        Establishment.     Pursuant to the Separation and Distribution Agreement, a Transition Committee is to be established by Provider and SpinCo to, among other things, monitor and manage matters arising out of or relating in any way to this Agreement. Without limiting the generality of the foregoing, each Party shall cause each member of the Transition Committee who is an employee, agent or other Representative of such Party, to work in good faith to resolve any Dispute arising out of or relating in any way to this Agreement.

Section 8.02.        Dispute Resolution.      Provider and SpinCo shall attempt in good faith to resolve any Dispute arising out of or relating to this Agreement promptly by negotiation in accordance with Article VII of the Separation and Distribution Agreement.

Article IX
MISCELLANEOUS

Section 9.01.        Mutual Cooperation.     Each Party shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and, provided, further, that this Section 9.01 shall not require such Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

Section 9.02.        Further Assurances.     Each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.03.        Audit Assistance.     Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or

Information is within the reasonable control of the cooperating Party and is related to the Services.

Section 9.04.        Title to Intellectual Property.     Except as expressly provided for under the terms of this Agreement or the Separation and Distribution Agreement, SpinCo acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property that is owned or licensed by Provider or any of its Affiliates, by reason of the provision of the Services hereunder. SpinCo shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by Provider or any of its Affiliates, and SpinCo shall reproduce any such notices on any and all copies thereof. SpinCo shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by Provider or any of its Affiliates, and SpinCo shall promptly notify Provider of any such attempt, regardless of whether by SpinCo or any Third Party, of which SpinCo becomes aware.

Section 9.05.        Independent Contractors.     The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Employees performing services hereunder do so on behalf of, under the direction of, and as employees of, Provider, and SpinCo shall have no right, power or authority to direct such employees.

Section 9.06.        Counterparts; Entire Agreement; Corporate Power.

(a)          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)          This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)          Provider represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and SpinCo represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:

(i)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)         this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d)          Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.07.        Governing Law; Waiver of Jury Trial.     This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.08.        Assignability.     This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and the other Ancillary Agreements in whole (i.e., the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and all the other Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a change of control.

Section 9.09.        Third-Party Beneficiaries.     Except as provided in Article VII with respect to the Provider Indemnitees in their capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 9.10.        Notices.     All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.10):

If to WestRock, to:

WestRock Company

504 Thrasher Street NW
Norcross, GA 30071-1967
Attention: Chief Financial Officer

(with a copy to):

WestRock Company
504 Thrasher Street NW
Norcross, GA 30071-1967
Attention: General Counsel

If to SpinCo, to:

Ingevity Corporation
5255 Virginia Avenue
North Charleston, SC 29406
Attention: General Counsel

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.11.        Severability.     If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.12.        Force Majeure.     No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder (other than the obligation to pay money) so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance (other than the obligation to pay money) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article V or under this Section 9.12. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Party of the nature and extent of such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes providing analogous services to, or otherwise resumes analogous performance under any other agreement for, itself, its Affiliates or any Third Party) unless this Agreement has previously been terminated under Article V or this Section 9.12. SpinCo shall be (i) relieved of the obligation to pay Charges for the affected Service(s) throughout the duration of such Force Majeure, (ii) free to acquire such Services from an alternative source, at SpinCo’s sole cost and expense, and without liability to Provider, for the period and to the extent reasonably necessitated by such non-performance, and (iii) entitled to permanently terminate such Service(s) if the delay or failure in providing such Services because of a Force Majeure shall continue to exist for more than thirty (30) consecutive days (it being understood that SpinCo shall not be required to provide any advance notice of such termination to Provider).

Section 9.13.        Headings.     The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14.        Survival of Covenants.     Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 9.15.        Waivers of Default.     Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.16.        Specific Performance.     Subject to Section 7.02 and Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties.

Section 9.17.        Amendments.     No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.18.        Interpretation.     In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Atlanta, Georgia or Charleston, South Carolina; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to ______, 2016.

Section 9.19.        Mutual Drafting.     This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

Section 9.20.        Effect if Distribution Does Not Occur.     If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur shall not be taken or occur except to the extent specifically agreed by the parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized Representatives.

WESTROCK COMPANY

By:
Name:
Title:

INGEVITY CORPORATION

By:
Name:
Title:

[Signature Page to Transition Services Agreement]